EXHIBIT 5

MUNGER, TOLLES & OLSON LETTERHEAD

April 19, 2006

TenFold Corporation

698 West 10000 South

South Jordan, Utah 84095

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 to be filed by you with the Securities and Exchange Commission (“SEC”), in connection with the registration under the Securities Act of 1933, as amended, of 30,473,704 shares of your common stock, par value $0.001 per share (collectively, the “Shares”). We understand that the Shares are to be sold by the selling stockholders to the public from time to time as described in the Registration Statement.

We have examined originals or copies of those corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications of this opinion, we are of the opinion that the Shares, if issued to the selling stockholders upon conversion pursuant to the terms of the Convertible Preferred Class A Stock or exercise pursuant to the terms of the warrants, will be validly issued, fully paid and non-assessable.

The law covered by this opinion is limited to the present federal law of the United States and the present Delaware General Corporation Law. We express no opinion as to the laws of any other jurisdiction and no opinion regarding statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority, of any jurisdiction.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof and any amendments thereto.

Respectfully submitted,

/s/ MUNGER, TOLLES & OLSON LLP